                                                     RULE NO. 424(b)(2)
                                                     REGISTRATION NO. 333-27297

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 6, 1997)
                                 $150,000,000
                               TANDY CORPORATION
                          MEDIUM-TERM NOTES, SERIES B
                  DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

  Tandy Corporation (the "Company") may issue and sell from time to time its Medium-Term Notes, Series B (the "Notes"), at an aggregate initial public offering price of up to $150,000,000 (or the equivalent in foreign denominated currency or units based on or relating to currencies), subject to reduction as a result of the sale of other Debt Securities (as defined in the accompanying Prospectus). The Notes may be denominated in U.S. dollars or in such foreign currencies or composite currencies as set forth in the applicable Pricing Supplement. The principal amount payable at or prior to maturity, the amount of interest payable and/or any premium payable with respect to the Notes may be determined by the relationship between a specified currency and another
                                                  (continued on following page)

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
           SUPPLEMENT, ANY SUPPLEMENT HERETO OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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
                                                   AGENTS' DISCOUNTS
                              PRICE TO PUBLIC (1) AND COMMISSIONS (2)   PROCEEDS TO COMPANY (2)(3)
--------------------------------------------------------------------------------------------------
Per Note...................          100%            0.125%-0.750%          99.875%-99.250%
--------------------------------------------------------------------------------------------------
Total(4)...................      $150,000,000     $187,500-$1,125,000  $149,812,500-$148,875,000

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(1) The Notes will be issued at 100% of their principal amount unless otherwise set forth in the applicable Pricing Supplement.
(2) The Company will pay a commission to each of Bear, Stearns & Co. Inc., BancAmerica Robertson Stephens, Citicorp Securities, Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Brothers Inc and any other agent to be designated by the Company (each, an "Agent" and collectively, the "Agents"), in the form of a discount, ranging from 0.125% to 0.750% of the Price to Public of any Note, depending upon maturity, when such Agent places such Note. The Company may sell Notes to any Agent as principal at negotiated discounts for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale to be determined by such Agent. See "Supplemental Plan of Distribution". The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deduction of expenses payable by the Company, estimated at $210,000.
(4) In U.S. dollars or the equivalent thereof in one or more foreign or composite currencies or currency units.

  The Notes are being offered on a continuing basis by the Company through the Agents. Each Agent has agreed to use its reasonable best efforts to solicit purchases of the Notes. The Company has reserved the right to sell Notes directly on its own behalf. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company may reject any offer in whole or in part. See "Supplemental Plan of Distribution."

BEAR, STEARNS & CO. INC.
            BANCAMERICA ROBERTSON STEPHENS
                          CITICORP SECURITIES, INC.
                                         MERRILL LYNCH & CO.
                                                           SALOMON BROTHERS INC

          The date of this Prospectus Supplement is November 4, 1997

(continued from cover page)

currency, by the difference in price of a specified security or commodity on certain dates or by some other index or indices. The specific currency or composite currency or index, interest rate or rates (if any), issue price and maturity date of any Note will be set forth in the related Pricing Supplement to this Prospectus Supplement.

  Interest on Notes which bear interest at a fixed rate ("Fixed Rate Notes") will accrue from their dates of original issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable semiannually on each April 1 and October 1 and at maturity or, if applicable, upon redemption or optional repayment. Interest on Notes which bear interest at a floating or variable rate ("Floating Rate Notes") will accrue from their dates of original issue and will be payable monthly, quarterly, semiannually, annually or as otherwise set forth in the applicable Pricing Supplement and at maturity or, if applicable, upon redemption or optional repayment. The interest rate on Floating Rate Notes will be determined by reference to the "Commercial Paper Rate," "LIBOR," the "Federal Funds Rate," the "Treasury Rate," the "Prime Rate," the "CMT Rate" or other interest rate formula, and may be adjusted by a "Spread," all as defined herein or in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, each Note offered hereby will be represented by a global security (a "Global Security") to be deposited with or on behalf of the Depository Trust Company (the "Depositary") and registered in the name of the Depositary's nominee (each such Note represented by a Global Security being herein referred to as a "Book-Entry Note"). Beneficial interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Book-Entry Notes will be issuable only in the form of a Global Security, except under the circumstances described herein.

  On and after the Redemption Date (as hereinafter defined), if any, fixed by the Company at the time of sale and set forth in the applicable Pricing Supplement, a Note will be subject to redemption by the Company, in whole or in part, at 100% of the principal amount to be redeemed or as otherwise set forth in the applicable Pricing Supplement, together with interest to the date of redemption. On the Optional Repayment Date (as hereinafter defined), if any, fixed by the Company at the time of sale and set forth in the applicable Pricing Supplement, a Note will be subject to repayment at the option of the holder thereof (a "Holder"), in whole or in part, at 100% of the principal amount to be repaid or as otherwise set forth in the applicable Pricing Supplement, together with interest to the date of repayment. See "Description of the Notes."

  The Notes will be unsecured and will rank pari passu with each other and with all other unsecured and unsubordinated indebtedness of the Company. At September 30, 1997, the Company had outstanding approximately $683 million of such unsecured and unsubordinated indebtedness.

  IN CONNECTION WITH THIS OFFERING, THE AGENTS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION."

                           DESCRIPTION OF THE NOTES

GENERAL

  The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities (as defined in the accompanying Prospectus) set forth in the accompanying Prospectus, to which description reference hereby is made. The following description will apply to the Notes unless otherwise specified in the applicable Pricing Supplement.

  The Notes are part of a single series of Debt Securities of the Company issuable under an Indenture, dated as of May 1, 1997 (the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"). The Notes are limited in amount as set forth on the cover page hereof, less an amount equal to the aggregate initial public offering price of any other Debt Securities, including any other series of medium-term notes, issued from time to time by the Company. For a description of the rights attaching to the Debt Securities under the Indenture, see "Description of Debt Securities" in the accompanying Prospectus.

  The Notes will be offered on a continuing basis and (unless specified in the appropriate Pricing Supplement) will mature at par on any Business Day (as hereinafter defined) at least nine months from the date of issue, as selected by the purchaser and agreed to by the Company, and may be subject to redemption at the option of the Company or repayment at the option of the Holders thereof prior to maturity at the price or prices and on or after the date or dates specified in the applicable Pricing Supplement.

  Each Note will be denominated in either U.S. dollars or in such other currency or composite currency ("Specified Currency") as specified on the face thereof and in the applicable Pricing Supplement. Purchasers of the Notes are required to pay for such Notes by delivery of the requisite amount of the Specified Currency to an Agent unless other arrangements have been made. Unless otherwise specified in the applicable Pricing Supplement, payments on the Notes will be made in the applicable Specified Currency in the country issuing the Specified Currency (or, in the case of European Currency Units ("ECU"), in Brussels, Belgium), provided that, at the election of the Holder thereof and in certain circumstances at the option of the Company, payments on Notes denominated in other than U.S. dollars may be made in U.S. dollars. See "Payment of Principal and Interest" below in this section and "Foreign Currency Risks."

  Unless otherwise specified in the applicable Pricing Supplement, each Note will be represented by a Global Security registered in the name of a nominee of the Depositary. Book-Entry Notes will be issuable only in the form of Global Securities, except as set forth under "Book-Entry System" below. So long as the Depositary or its nominee is the registered owner of any Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Note or Notes represented by such Global Security for all purposes under the Indenture. See "Book-Entry System" below.

  Unless otherwise specified in the applicable Pricing Supplement, (i) the authorized denominations of any Note denominated in U.S. dollars will be $1,000 and integral multiples thereof, and (ii) the authorized denominations of any Note denominated in other than U.S. dollars will be the amount of the Specified Currency for such Note equivalent, at the noon buying rate in The City of New York for cable transfers for such Specified Currency (the "Exchange Rate"), on the first Business Day in The City of New York and the country issuing such currency (or, in the case of ECU, Brussels, Belgium) next preceding the date on which the Company accepts the offer to purchase such Note, to U.S. $1,000 (rounded down to an integral multiple of 1,000 units of such Specified Currency) and any greater amount that is an integral multiple of 1,000 units of such Specified Currency. Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount purchased in any single transaction.

  The Notes may be issued as Exchangeable Notes (as hereinafter defined), that are exchangeable at the option of the Holder for the securities, or cash representing the value of securities, of an entity unaffiliated with the Company, a basket of such securities, an index or indices of such securities or into any combination of the foregoing, as may be set forth in the applicable Pricing Supplement. Exchangeable Notes may or may not bear interest or be issued with original issue discount or at a premium, all as may be specified in the applicable Pricing Supplement. See "Exchangeable Notes" below in this section.

  The Notes may be issued as Currency Indexed Notes (as hereinafter defined) the principal amount of which is payable at or prior to maturity and the interest on which and/or any premium payable with respect to which, unless otherwise specified in the applicable Pricing Supplement, will be determined by the difference between the currency in which such Notes are denominated and another currency or composite currency or by reference to any other currency index or indices, in each case as set forth in the applicable Pricing Supplement. See "Currency Indexed Notes" below in this section. The Notes may also be issued as indexed notes, the principal amount of which is payable at or prior to maturity and the interest (if any) on which and/or any premium (if any) payable with respect to which will be determined by reference to the difference in the price of a specified security or basket of securities, commodity or index on certain specified dates, or by some other index, indices or formulas. See "Other Indexed Notes" below in this section.

  Under the terms of the Indenture, the Company is entitled to defease the Notes if so specified in the applicable Pricing Supplement with respect to the Notes. See "Description of Debt Securities--Defeasance" in the accompanying Prospectus.

INTEREST RATE

  The applicable Pricing Supplement relating to a Note will designate, in the case of a Fixed Rate Note, a fixed rate of interest per annum payable on such Fixed Rate Note, which may be zero in the case of certain Fixed Rate Notes issued with original issue discount, and, in the case of a Floating Rate Note, one of the following interest rate formulas as applicable to such Floating Rate Note: (i) the Commercial Paper Rate (as defined below), in which case such Note will be a "Commercial Paper Rate Note;" (ii) LIBOR, in which case such Note will be a "LIBOR Note;" (iii) the Federal Funds Rate (as defined below), in which case such Note will be a "Federal Funds Rate Note;" (iv) the Treasury Rate (as defined below), in which case such Note will be a "Treasury Rate Note;" (v) the Prime Rate (as defined below), in which case such Note will be a "Prime Rate Note;" (vi) the CMT Rate (as defined below), in which case such note will be a "CMT Rate Note" or (vii) such other interest rate formula as is set forth in such Pricing Supplement. The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (each an "Interest Reset Period") as set forth in each such Floating Rate Note, or as may otherwise be specified in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, each Note will bear interest from its date of original issue at the rate per annum (in the case of a Fixed Rate Note), or pursuant to the interest rate formula (in the case of a Floating Rate Note), stated in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest will be payable on each interest payment date ("Interest Payment Date") and at maturity or, if applicable, upon redemption or optional repayment. Unless otherwise provided in the applicable Pricing Supplement, the "Record Date" with respect to any Interest Payment Date for a Fixed Rate Note shall be the March 15 or September 15 preceding such Interest Payment Date, and with respect to any Interest Payment Date for a Floating Rate Note shall be the date fifteen calendar days immediately preceding such Interest Payment Date, whether or not such date is a Business Day. Interest will be payable to the person in whose name a Note is registered (which in the case of Global Securities representing Book-Entry Notes will be the Depositary or a nominee of the Depositary) at the close of business on the Record Date next preceding each Interest Payment Date; provided, however, that interest payable at maturity or, if applicable, upon redemption or optional repayment will be payable to the person to whom principal shall be payable (which in the case of Global Securities representing Book-Entry Notes will be the Depositary or a nominee of the Depositary). The first payment of interest on any Note issued between a Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Record Date to the registered owner on such next succeeding Record Date.

  Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percent, with five one-millionths of a percent being rounded upward (e.g., 6.876545% (or 0.06876545) being rounded to 6.87655% (or 0.0687655) and 6.876544% (or
0.06876544) being rounded to 6.87654% (or 0.0687654)), and all U.S. dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

  If an Interest Payment Date with respect to any Note would otherwise fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be the following day that is a Business Day with respect to such Note, except that in the case of a LIBOR Note, if such day falls in the next calendar month, such Interest Payment Date will be the preceding day that is a Business Day with respect to such LIBOR Note. "Business Day" means (i) with respect to any Note and when used with respect to any Place of Payment, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions or trust companies in an applicable Place of Payment, the city in which the Trustee's Corporate Trust Office is located or in the Borough of Manhattan, The City of New York are authorized or obligated by law, executive order or regulation to remain closed, and (ii) with respect to the determination of the interest rate applicable to LIBOR Notes only, a London Banking Day. A "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

  Fixed Rate Notes. Each Fixed Rate Note will bear interest from its date of original issue at the rate per annum stated on the face thereof, until the principal thereof is paid or made available for payment. A Fixed Rate Note may pay a level amount in respect of both interest and principal amortized over the life of the Note (an "Amortizing Note"). Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Unless otherwise specified in the applicable Pricing Supplement, the Interest Payment Dates for Fixed Rate Notes will be on April 1 and October 1 of each year and at maturity (or on the Redemption Date, if a Fixed Rate Note is redeemed by the Company, or the Optional Repayment Date, if repaid at the option of the Holder, prior to maturity). Interest will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any Interest Payment Date is not a Business Day, interest on Fixed Rate Notes will be paid on the next succeeding Business Day and, unless otherwise specified by the applicable Pricing Supplement, no interest shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day.

  Floating Rate Notes. The interest rate on each Floating Rate Note will be calculated by reference to the specified interest rate formula, plus or minus a Spread, if any. The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note and may be a fixed amount or an amount that increases or decreases over time. A Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any interest period. In addition to any maximum interest rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

  The applicable Pricing Supplement will specify the interest rate formula, the amount or amounts of the Spread, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Floating Rate Note. In addition, such Pricing Supplement will define or specify for each Floating Rate Note the following terms, if applicable: Calculation Date, Initial Interest Rate, Interest Payment Period, Interest Payment Dates, Record Date, Index Maturity, Interest Determination Date, Interest Reset Period, Interest Reset Date and Sinking Fund, if any. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the date or dates on which interest will be reset (each an "Interest Reset Date") will be, in the case of Floating Rate Notes which reset daily, each Business

Day; in the case of Floating Rate Notes which reset weekly, the Wednesday of each week (with the exception of weekly reset Treasury Rate Notes which will reset the Tuesday of each week, except as specified below); in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semiannually, the third Wednesday of the two months specified in such Floating Rate Notes; and in the case of Floating Rate Notes which reset annually, the third Wednesday of the month as specified in such Floating Rate Note; provided, however, that the interest rate in effect from the date of original issue to the first Interest Reset Date with respect to a Floating Rate Note (the "Initial Interest Rate") will be as set forth in the applicable Pricing Supplement. Each such reset rate shall be applicable on and after the Interest Reset Date to which it relates to but not including the next succeeding Interest Reset Date or until the Maturity Date or, if applicable, the Redemption Date or Optimal Repayment Date, as the case may be. If any Interest Reset Date for a Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding day that is a Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day. In the case of weekly reset Treasury Rate Notes, if an auction of Treasury bills (as hereinafter defined) falls on a day that is an Interest Reset Date for Treasury Rate Notes, the Interest Reset Date will be the following day that is a Business Day.

  Unless otherwise specified in the applicable Pricing Supplement, the "Interest Determination Date" pertaining to an Interest Reset Date for a Commercial Paper Rate Note and for a Federal Funds Rate Note will be the Business Day preceding the Interest Reset Date with respect to such Note. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills of the specified Index Maturity would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless the day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date for a Treasury Rate Note occurring in the next succeeding week. The Interest Determination Date pertaining to an Interest Reset Date for a Prime Rate Note will be the same day as the Interest Reset Date; provided, however, that the rate in effect two days prior to an Interest Payment Date will be the rate in effect for the remainder of such Interest Payment Period. The Interest Determination Date pertaining to an Interest Reset Date for a CMT Rate Note will be the tenth Business Day prior to the Interest Reset Date.

  Unless otherwise specified in the applicable Pricing Supplement, interest on each Floating Rate Note will be payable monthly, quarterly, semiannually or annually (the "Interest Payment Period"). Except as provided below or in the applicable Pricing Supplement, the date or dates on which interest will be payable (each an "Interest Payment Date") will be, in the case of Floating Rate Notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semiannually, on the third Wednesday of the two months of each year specified in such Floating Rate Notes; and in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in such Floating Rate Notes and in each case, at maturity or, if applicable, upon redemption or optional repayment.

  Unless otherwise specified in the applicable Pricing Supplement, interest payments on each Floating Rate Note shall be the amount of interest accrued from, and including, the next preceding Interest Payment Date in respect of which interest has been paid (or from, and including, the date of original issue if no interest has been paid with respect to such Floating Rate Note) to, but excluding, the Interest Payment Date. Interest paid on the maturity date of Notes will include interest accrued to but excluding such date.

  With respect to a Floating Rate Note, accrued interest from its date of original issue or from the last date to which interest has been paid is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factors calculated for each day from the date of issue, or from the last date to which interest has been paid, to the date for which accrued interest is being calculated. The interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes. With respect to CMT Rate Notes, interest will be calculated (i) on the basis of twelve 30-day months and a 360-day year or (ii) by dividing the interest rate applicable to each day by the actual number of days in the year, as indicated in the applicable Pricing Supplement. The interest rate in effect on each day will be (a) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to such Interest Reset Date or (b) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date.

  The "Calculation Date," where applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day next preceding the applicable Interest Payment Date.

  Unless otherwise specified in the applicable Pricing Supplement, The Chase Manhattan Bank will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes. Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if determined, the interest rate which will become effective as of the next Interest Reset Date with respect to such Floating Rate Note.

  Commercial Paper Rate Notes. Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" ("H.15(519)"), or any successor publication, under the heading "Commercial Paper-Nonfinancial." In the event that such rate is not published on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield on such Interest Determination Date of the rate for commercial paper of the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper." If by 3:00 P.M., New York City time, on such Calculation Date the rate for an Interest Determination Date is not yet published in either H.15(519) or Composite Quotations, the rate for that Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 A.M., New York City time, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent on that Interest Determination Date, for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Interest Determination Date.

  "Money Market Yield" shall be a yield calculated in accordance with the following formula:

              Money Market            D X 360
               Yield             = --------------   X 100
                                   360 -- (D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

  LIBOR Notes. LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

    (i) With respect to an Interest Determination Date, LIBOR will be, as specified in the applicable Pricing Supplement, determined on the basis of either (a) the arithmetic mean, as determined by the Calculation Agent, of the offered rates for deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, which appear on the Reuters Screen LIBO Page (or such other page as may replace such Reuters Screen LIBO Page for the purpose of displaying London interbank rates of major banks), as of 11:00 A.M., London time, on such Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page (or such other page as may replace such page) ("LIBOR Reuters"), or (b) the offered rate for deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, which appears on Telerate page 3750 (or such other page as may replace such Telerate page 3750 for the purpose of displaying London interbank rates of major banks), as of 11:00 A.M., London time, on such Interest Determination Date ("LIBOR Telerate"). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear on Reuters Screen LIBO Page (or such other page as may replace such page), or if no rate appears on Telerate page 3750 (or such other page as may replace such page), as applicable, LIBOR in respect of that Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

    (ii) With respect to an Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page (or such other page as may replace such page) or on which no offered rate appears on Telerate page 3750 (or such other page as may replace such page), as applicable, as described in (i) above, LIBOR will be determined on the basis of the rates at approximately 11:00 A.M., London time, on such Interest Determination Date at which deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent commencing on the second London Banking Day immediately following such Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative of a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such Interest Determination Date by three major banks in The City of New York, selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having the specified Index Maturity commencing on the second London Banking Day immediately following such Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative of a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR will be LIBOR in effect on such Interest Determination Date.

  Federal Funds Rate Notes. Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on that day for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If neither of such rates is published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of federal funds transactions in The City of New York selected by the Calculation Agent as of 11:00 A.M., New York City time, on such Interest Determination Date; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the rate of interest in effect for the applicable period will be the rate of interest in effect on such Interest Determination Date.

  Treasury Rate Notes. Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519), or any successor publication, under the heading "U.S. Government Securities-Treasury bills--auction average (investment)" or, if not so published on the Calculation Date pertaining to such Interest Determination Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. In the event that the results are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Interest Determination Date.

  Prime Rate Notes. Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Prime
Rate" means, with respect to any Interest Determination Date, the rate set forth in H.15(519), or any successor publication, for such date opposite the caption "Bank Prime Loan." If such rate is not yet published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Prime Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME1 Page as such bank's prime rate or base lending rate as in effect for such Interest Determination Date as quoted on the Reuters Screen USPRIME1 Page on such Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Interest Determination Date, the rate will be calculated by the Calculation Agent and shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent (after consultation with the Company) from which quotations are requested. If fewer than two quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean on the basis of the prime rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent (after consultation with the Company) to quote such rate or rates. If in any month or two consecutive months the Prime Rate is not published in H.15(519) and the banks or trust companies selected as aforesaid are not quoting as mentioned in the preceding sentence, the "Prime Rate" for such Interest Reset Period will be the same as the Prime Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Prime Rate Notes for which the Prime Rate is being determined shall be the Initial Interest Rate). If this failure continues over three or more consecutive months, the Prime Rate for each succeeding Interest Determination Date until the maturity or redemption of such Prime Rate Notes or, if earlier, until this failure ceases, shall be LIBOR determined as if such Prime Rate Notes were LIBOR Notes, and the Spread, if any, shall be the number of basis points specified in the applicable Pricing Supplement as the "Alternate Rate Event Spread."

  "Reuters Screen USPRIME1 Page" means the display designated as Page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

  CMT Rate Notes. CMT Rate Notes will bear interest (calculated with reference to the CMT Rate and the Spread, if any) specified in the CMT Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the CMT Rate for any CMT Rate Note will be determined by the Calculation Agent on each Interest Determination Date in accordance with the following provisions:

    (i) the CMT Rate will be determined on the basis of the latest rate displayed at the close of business on that Interest Determination Date on
  (x) Telerate page 7055 for "Yields on Treasury Constant Maturities-Federal Reserve Board Statistical Release H.15(519)-Mondays approximately 3:45 P.M. EST" (or "EDT" as the case may be) for U.S. Treasury Securities with a maturity that is the same as the Index Maturity specified in the applicable Pricing Supplement or (y) such other page as may replace page 7055, as provided by the Telerate News Service, for the purpose of displaying rates or prices that are comparable, as determined by the Calculation Agent (after consultation with the Company), to the Constant Maturity Treasury rates formerly displayed on Telerate page 7055;

    (ii) if the information specified in subparagraph (i) above is not available at that Interest Determination Date, then the CMT Rate for the applicable Interest Period shall be determined on the basis of the Treasury Constant Maturity rate with a maturity that is the same as the Index Maturity specified in the applicable Pricing Supplement (or other United States Treasury rate, with a maturity that is the same as the Index Maturity specified in the applicable Pricing Supplement) published as of that Interest Determination Date by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent (after consultation with the Company) determines to be comparable to the rate formerly displayed on Telerate page 7055 and published in the Federal Reserve Board Statistical Release H.15(519);

    (iii) if the information specified in subparagraphs (i) and (ii) is not available at that Interest Determination Date, then the CMT Rate for the applicable Interest Period shall be the yield to maturity of the then most recently issued direct non-callable fixed rate United States Treasury Note with an original maturity that is the same as the Index Maturity specified in the applicable Pricing Supplement (the "Reference Treasury Note"), such yield to maturity to be calculated by the Calculation Agent on the basis of the arithmetic mean of the secondary market bid side prices for such Reference Treasury Note quoted as of 3:00 P.M., New York City time (or the closing of the market, if earlier), on that Interest Determination Date, by (and appearing in the written records of) three leading primary United States government securities dealers in New York City selected by the Calculation Agent;

    (iv) if the information specified in subparagraphs (i) and (ii) above is not available at that Interest Determination Date and at least three price quotations for the Reference Treasury Note are not available at that Interest Determination Date from leading primary dealers in New York City as provided in subparagraph (iii) above, then the CMT Rate for the applicable Interest Period shall be the yield to maturity of the Reference Treasury Note, as calculated by the Calculation Agent on the basis of the arithmetic mean of the secondary market bid side prices for such Reference Treasury Note quoted as of 3:00 P.M., New York City time (or the closing of the market, if earlier), on that Interest Determination Date, by (and appearing in the written records of) any three primary United States government securities dealers selected by the Calculation Agent (irrespective of where such dealers may be located);

    (v) if the information specified in subparagraphs (i) and (ii) above is not available at that Interest Determination Date and the Calculation Agent is unable to obtain the requisite quotations specified in either subparagraph (iii) above or subparagraph (iv) above, then the interest rate on the applicable CMT Rate Note for the applicable Interest Period shall be the same as the interest rate on such CMT Rate Note in effect at the opening of business on that Interest Determination Date.

PAYMENT OF PRINCIPAL AND INTEREST

  The principal of and any premium and interest on each Note are payable by the Company in the Specified Currency for such Note. The Holder of a Note having a Specified Currency other than U.S. dollars may (if the applicable Pricing Supplement and such Note so indicate) elect to receive all payments in respect of such Note in U.S. dollars by delivering a written notice to the Trustee not later than the close of business on the Record Date immediately preceding the interest payment date or the fifteenth day immediately preceding the maturity of an installment of principal. Such election will remain in effect until revoked by written notice to the Trustee not later than the close of business on the Record Date immediately preceding the next interest payment date or the fifteenth day immediately preceding the maturity of an installment of principal. Holders of Notes denominated in a Specified Currency other than U.S. dollars whose Notes are registered in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in U.S. dollars may be made.

  Unless otherwise specified in the applicable Pricing Supplement, the U.S. dollar amount to be received by a Holder of a Note denominated in a Specified Currency other than U.S. dollars who elects to receive payment in U.S. dollars will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent (as defined below) as of 11:00 A.M., New York City time, on the second Business Day next preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent or an Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to all Holders of Notes electing to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If three such bid quotations are not available on the second Business Day preceding the date of payment of principal (and premium, if any) or any interest with respect to any Note, such payment will be made in the Specified Currency, unless such Specified Currency is unavailable due to the imposition of exchange controls or to other circumstances beyond the Company's control, in which case payments shall be made as described in the last two paragraphs under this heading. All currency exchange costs associated with any payment in U.S. dollars on any such Note will be borne by the Holder thereof by deduction from such payment. Unless otherwise specified in the applicable Pricing Supplement, The Chase Manhattan Bank will be the Exchange Rate Agent (the "Exchange Rate Agent") with respect to the Notes.

  Interest will be payable to the person in whose name a Note is registered (which in the case of Global Securities representing Book-Entry Notes will be the Depositary or a nominee of the Depositary) at the close of business on the Record Date next preceding each Interest Payment Date; provided, however, that interest payable at maturity will be payable to the person to whom principal shall be payable (which in the case of Global Securities representing Book-Entry Notes will be the Depositary or a nominee of the Depositary).

  The total amount of any principal (and premium, if any) and any interest due on any Global Security representing one or more Book-Entry Notes on any Interest Payment Date or at maturity will be made available to the Trustee on such date. As soon as possible thereafter, the Trustee will make such payments to the Depositary. The Depositary will allocate such payments to each Book-Entry Note represented by such Global Security and make payments to the owners or holders thereof in accordance with its existing operating procedures. Neither the Company nor the Trustee shall have any responsibility or liability for such payments by the Depositary. So long as the Depositary or its nominee is the registered owner of any Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Note or Notes represented by such Global Security for all purposes under the Indenture. The Company understands, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a Global Security to exercise certain rights of holders of Debt Securities. See "Book-Entry System" below in this section.

  Unless otherwise specified in the applicable Pricing Supplement, payments of principal (and premium, if any) and any interest with respect to any Note to be made in a Specified Currency other than U.S. dollars will be made by wire transfer to such account maintained by the Holder with a bank located in the country issuing the Specified Currency (or, with respect to Notes denominated in ECU, in Brussels, Belgium) or other jurisdiction acceptable to the Company and the Trustee as shall have been designated in writing on or prior to the relevant Record Date preceding the Interest Payment Date or 15 days preceding maturity, as the case may be, by the registered Holder of such Note on the relevant Record Date or maturity, provided that, in the case of payment of principal of (and premium, if any) and any interest due at maturity, the Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Such designation shall be made by filing the appropriate information with the Trustee at its Corporate Trust Office in the Borough of Manhattan, The City of New York, and, unless revoked in writing, any such designation made with respect to any Note by a registered Holder will remain in effect with respect to any further payments with respect to such Note payable to such Holder. If a payment with respect to any such Note cannot be made by wire transfer because the required designation has not been received by the Trustee on or before the requisite date or for any other reason, a notice will be mailed to the Holder at its registered address requesting a designation pursuant to which such wire transfer can be made and, upon the Trustee's receipt of such a designation, such payment will be made within five Business Days of such receipt. The Company will pay any administrative costs imposed by banks in connection with making payments by wire transfer, but, except as otherwise specified in the applicable Pricing Supplement, any tax, assessment or governmental charge imposed upon payments will be borne by the Holders of the Notes in respect of which payments are made.

  Unless otherwise specified in the applicable Pricing Supplement, if the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a component shall be divided or multiplied in the same proportions. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that currency as a Component (as hereinafter defined) shall be replaced by amounts of such two or more currencies, each of which shall have a value on the date of division equal to its proportionate share of the former component currency.

  Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in a Specified Currency other than U.S. dollars will provide that, in the event of an official redenomination of the Specified Currency, the obligations of the Company with respect to payments on such Notes shall, in all cases, be deemed immediately following such redenomination to provide for payment of that amount of the redenominated Specified Currency representing the amount of such obligations immediately before such redenomination.

  If the principal of (and premium, if any) or interest on any Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available due to the imposition of exchange controls or other circumstances beyond the control of the Company, or ceases to be used both by the government of the country which issued such currency and for the settlement of transactions by public institutions of or within the international banking community, the Company will be entitled to satisfy its obligations to Holders of such Notes by making such payment in U.S. dollars until such Specified Currency is again available or so used on the basis of the noon buying rate in The City of New York for cable transfers in such Specified Currency as certified for customs purposes by the Federal Reserve Bank of New York for such Specified Currency on the last Record Date on which such Specified Currency was so used in either such circumstance or, if the Exchange Rate is then not available, on the basis of the most recently available Exchange Rate. Any payment in respect of such Note made under such circumstances in U.S. dollars will not constitute an Event of Default under the Indenture under which such Note shall have been issued.

  If payment on a Note is required to be made in ECU and on a payment date with respect to such Note ECU are unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control, or are no longer used both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities, or if any other composite currency in which a Note is denominated or payable ceases to be used for the purposes for which it was established, then with respect to each date for the payment of principal of (and premium, if any) and interest on such Notes denominated in ECU or such other composite currency, as appropriate, occurring after the last date on which the ECU or such other composite currency was so used, all payments with respect to the Notes shall be made in U.S. dollars until ECU or such other composite currency is again available or so used. Any payment in respect of such Note made under such circumstances in U.S. dollars will not constitute an Event of Default under the Indenture under which such Note shall have been issued. The amount so payable on any payment date in ECU shall be converted into U.S. dollars at a rate determined by the Exchange Rate Agent as of the Record Date with respect to such payment date or the fifteenth day immediately preceding the maturity of an installment of principal, as the case may be, on the following basis:
The amount to be paid shall equal the sum of the amounts obtained by converting each component of such composite currency (a "Component") into U.S. dollars at its respective Exchange Rate as of such Record Date or fifteenth day, as appropriate (or, if no Exchange Rate for one or more of the Components is available for such date, as of the most recently available Exchange Rates for the Components), multiplied by the number of ECU or units of such other composite currency, as appropriate, that would have been so paid had the ECU or such other composite currency, as appropriate, not ceased to be so used.

  All determinations referred to above made by the Calculation Agent and the Exchange Rate Agent (except to the extent expressly provided herein or in the applicable Pricing Supplement) shall be, in the absence of manifest error, conclusive for all purposes and irrevocably binding on holders of the Notes and the Company, and the Calculation Agent and the Exchange Rate Agent shall have no liability therefor.

EXCHANGEABLE NOTES

  The Company may from time to time offer Notes ("Exchangeable Notes") that are exchangeable at the option of the holder for securities, or cash representing the value of securities, of an entity unaffiliated with the Company, into a basket of such securities, an index or indices of such securities or any combination of the foregoing, all as may be set forth in the applicable Pricing Supplement. Exchangeable Notes may or may not bear interest or be issued with original issue discount or at a premium, all as may be specified in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, Exchangeable Notes will entitle the Holder thereof, during a period, or at specific times, to exchange such Note for the underlying security or securities constituting the underlying basket, index or indices of such securities (or combination thereof) at a specified rate of exchange. If so specified in the applicable Pricing Supplement, Exchangeable Notes will be redeemable at the option of the Company prior to maturity. If a Holder of an Exchangeable Note does not elect to exchange such Note prior to maturity or any applicable date for redemption therefor, such Holder will receive the principal amount of such Note or applicable redemption price, in cash.

  Upon exchange, at maturity or otherwise, the Holder of an Exchangeable Note may receive, at the specified exchange rate, either the underlying security or the securities constituting the relevant basket, index or indices or the cash value of such underlying security or securities, all as may be specified in the applicable Pricing Supplement. The underlying security or securities constituting any basket, index or indices may be the securities of either U.S. or foreign entities, or both, and the Exchangeable Notes may or may not provide for protection against fluctuations in the rate of exchange between the currency in which such Note is denominated and the currency or currencies in which the market prices of such underlying security or securities are quoted, all as may be specified in the applicable Pricing Supplement. Exchangeable Notes may have other terms, which will be specified in the applicable Pricing Supplement.

CURRENCY INDEXED NOTES

  The Company may from time to time offer Notes ("Currency Indexed Notes"), the principal amounts of which are payable at or prior to maturity and the amounts of interest payable on which and/or any premium payable with respect to which are determined by the rate of exchange between the Specified Currency and the other currency or composite currency or currencies specified as the Indexed Currency (the "Indexed Currency") or by reference to some other currency index or indices, in each case as set forth in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, Holders of Currency Indexed Notes will be entitled to receive a principal amount or portion thereof in respect of such Currency Indexed Notes exceeding the amount designated as the face amount of such Currency Indexed Notes in the applicable Pricing Supplement (the "Face Amount") if at the stated maturity date, the rate at which the Specified Currency can be exchanged for the Indexed Currency is greater than the rate of such exchange designated as the Base Exchange Rate, expressed in units of the Indexed Currency per one unit of the Specified Currency, in the applicable Pricing Supplement (the "Base Exchange Rate") and will only be entitled to receive a principal amount in respect of such Currency Indexed Notes less than the Face Amount of such Currency Indexed Notes, if, at the stated maturity date, the rate at which the Specified Currency can be exchanged for the Indexed Currency is less than such Base Exchange Rate, in each case determined as described above in this section under "Payment of Principal and Interest." Information as to the relative historical value of the applicable Specified Currency against the applicable Indexed Currency, any currency and/or exchange controls applicable to such Specified Currency or Indexed Currency and any additional tax consequences to Holders will be set forth in the applicable Pricing Supplement. See "Foreign Currency Risks."

  Unless otherwise specified in the applicable Pricing Supplement, interest and/or any premium will be payable by the Company in the Specified Currency based on the Face Amount of the Currency Indexed Notes and at the rate and times and in the manner set forth herein and in the applicable Pricing Supplement.

OTHER INDEXED NOTES

  The Company may also from time to time offer Notes ("Other Indexed Notes"), the principal amounts of which are payable at or prior to maturity and the amounts of any interest payable on which and/or any premium payment with respect to which are determined with reference to a security, basket of securities, commodity or index (e.g., the difference in price of a specified security, basket of securities or commodity on certain dates, a securities or commodity index or any other index or indices). The applicable Pricing Supplement relating to such Other Indexed Notes will set forth the method by and the terms on which the amount of principal (payable on or prior to the maturity date), interest and/or any premium will be determined, any additional tax consequences to the holders of such Notes, a description of certain risks associated with investment in such Note and other information relating to such Notes.

  An investment in Currency Indexed Notes or Other Indexed Notes entails significant risks not associated with similar investments in a conventional debt security. If the interest rate on a Currency Indexed Note or an Other Indexed Note is so indexed, it may result in payment of interest at a rate that is less than that payable on a conventional fixed rate debt security issued at the same time, including the possibility that no interest will be payable. If the principal amount is so indexed, the principal amount payable at maturity may be less than the original purchase price of such Note (if permitted pursuant to the terms of such Note), including the possibility that no principal will be paid. The market prices for such Notes will be affected by a number of factors independent of the creditworthiness of the Company and the value of the applicable currency, security, basket of securities, commodity or index, including the volatility of the Indexed Currency, security, basket of securities, commodity or index, the time remaining until the maturity of the Notes, the outstanding principal amount of the Notes and prevailing market interest rates. The value of the Indexed Currency, security, basket of securities, commodity or index will depend on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the principal amount, premium, if any, or rate of interest, if any, payable with respect to such Notes contains a multiple or leverage factor, the effect of any change in the Indexed Currency, security, basket of securities, commodity or index may be increased. The historical experience of the relevant currencies, securities, baskets of securities, commodities or indices should not be taken as an indication of future performance of such currencies, securities, baskets of securities, commodities or indices during the term of any Note.

EXTENSION OF MATURITY DATE

  The Pricing Supplement relating to each Note will indicate whether the Company has the option to extend the maturity date of such Note for one or more periods (each an "Extension Period") up to but not beyond the date (the "Final Maturity Date") set forth in such Pricing Supplement.

  The Company may exercise such an option with respect to a Note by notifying the Trustee of such exercise at least 60 but not more than 75 days prior to the maturity date of such Note in effect prior to the exercise of such option (any such maturity date an "Original Maturity Date"). Not later than 55 days prior to the Original Maturity Date, the Trustee will mail to the Holder of such Note a notice (the "Extension Notice") first class, postage prepaid setting forth (i) the election of the Company to extend the maturity date of such Note, (ii) the new maturity date, (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread, the new Interest Reset Date(s), if any, and the new Interest Payment Date(s), if any, applicable to the Extension Period, and (iv) the provisions, if any, for redemption and/or repayment during the Extension Period, including the date on which or the period or periods during which and the price at which such redemption and/or repayment may occur during the Extension Period. Upon the mailing by the Trustee of an Extension Notice to the Holder of a Note, the maturity date of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms as prior to the mailing of such Extension Notice.

  Notwithstanding the foregoing, not later than 20 days prior to an Original Maturity Date for a Note, the Company may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread, in the case of a Floating Rate Note, provided for in the Extension Notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread, in the case of a Floating Rate Note, for the Extension Period by causing the Trustee to mail notice of such higher interest rate or higher Spread, as the case may be, first class, postage prepaid, to the holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the maturity date is extended will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread, in the case of a Floating Rate Note, for the Extension Period, whether or not tendered for repayment.

  If the Company extends the maturity date of a Note, the Holder of such Note will have the option to elect repayment of such Note by the Company on the Original Maturity Date at a price equal to the principal amount thereof plus any accrued interest to such date. In order for a Note to be so repaid on the Original Maturity Date, the Holder thereof must follow the procedures set forth below in this section under "Repayment and Repurchase" for optional repayment, except that the period for delivery of such Note or notification to the Trustee shall be at least 25 but not more than 35 days prior to the Original Maturity Date and except that a Holder who has tendered a Note for repayment pursuant to an Extension Notice may, by written notice to the Trustee, revoke any such tender for repayment until the close of business on the tenth day prior to the Original Maturity Date.

REDEMPTION

  Unless otherwise specified in the applicable Pricing Supplement, the Notes will not have a sinking fund. Redemption Dates, if any, will be fixed at the time of sale and set forth in the applicable Pricing Supplement and on the applicable Note. If no Redemption Date is indicated with respect to a Note, such Note will not be redeemable prior to maturity. On and after the Redemption Date, the related Fixed Rate Note or Floating Rate Note will be redeemable in whole or in part in increments of $1,000 (provided that any remaining principal amount of such Note shall be at least $1,000), at the option of the Company at a redemption price equal to 100% of the principal amount to be redeemed unless otherwise provided in the applicable Pricing Supplement, together with interest thereon payable to the Redemption Date (the "Redemption Price"), on notice given not more than 60 nor less than 30 days prior to the Redemption Date.

REPAYMENT AND REPURCHASE

  Notes may be subject to repayment at the option of the Holders thereof on their respective Optional Repayment Dates, if any. Optional Repayment Dates, if any, will be fixed at the time of sale and set forth in the applicable Pricing Supplement and on the applicable Note. Except as provided above in this section under "Extension of Maturity Date," if no Optional Repayment Date is indicated with respect to a Note, such Note will not be repayable at the option of the Holder prior to maturity. On the Optional Repayment Dates, if any, the related Fixed Rate Note or Floating Rate Note will be repayable in whole, or in part in increments of $1,000 (provided that any remaining principal amount of such Note shall be at least $1,000), at the option of the Holder thereof at a price equal to 100% of the principal amount to be repaid, together with interest thereon payable to the Optional Repayment Date (the "Optional Repayment Price"). Unless otherwise specified in the applicable Pricing Supplement, for any Note to be repaid in whole or in part at the option of the Holder thereof, the Trustee must receive not less than 30 nor more than 60 days prior to the Optional Repayment Date (or such shorter period as is set forth above in this section under "Extension of Maturity Date") (i) the Note to be repaid with the form entitled "Option to Elect Repayment" set forth on the reverse of such Note duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the NASD or a commercial bank or a trust company in the U.S. setting forth the name of the Holder of the Note, the principal amount of the Note, the certificate number of the Note or a description of the Note's tenor or terms, the principal amount of the Note to be repaid, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled "Option to Elect Repayment" set forth on the reverse of the Note duly completed will be received by such Trustee no later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and such Note and form duly completed are received by the Trustee by such fifth Business Day. Exercise of the repayment option shall be irrevocable (except as set forth above under "Extension of Maturity Date").

  If a Note is represented by a Global Security, the Depositary's nominee will be the Holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a
Note in order to ascertain the time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

  The applicable Pricing Supplement may provide that the maturity of a Floating Rate Note will be automatically extended for a specified period or periods, unless the Holder thereof elects during a designated period to terminate the automatic extension of the maturity of such Floating Rate Note by following the procedures set forth in the applicable Pricing Supplement and in such Floating Rate Note.

  The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Trustee for cancellation.

BOOK-ENTRY SYSTEM

  Book-Entry Notes may be issued in whole or in part in the form of one or more fully-registered Global Securities which will be deposited with, or on behalf of, the Depositary and registered in the name of its nominee. Except as set forth below, a Global Security may not be transferred except as a whole by the Depositary to its nominee or by its nominee to such Depositary or another nominee of the Depositary or by the Depositary or its nominee to a successor of the Depositary or a nominee of such successor.

  The Depositary has advised the Company and the Underwriters as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary was created to hold securities of its participating organizations ("participants") and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

  Upon issuance of any Notes by the Company that will be represented by a Global Security, the Depositary will credit on its book-entry system the respective principal amounts of the Notes represented by such Global Security to the accounts of participants. The accounts to be credited shall be designated by the Agents, or by the Company if such Notes are offered and sold directly by the Company. Ownership of beneficial interest in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interest in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary's participants or persons that may hold interests through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interest in a Global Security.

  So long as the Depositary for a Global Security, or its nominee, is the registered owner of a Global Security, such Depositary or nominee, as the case may be, will be considered the sole owner or Holder of the Note represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Notes represented by Global Securities registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders thereof under the Indenture.

  Principal (and premium, if any) and interest payments on the Notes registered in the name of the Depositary or its nominee will be made by the Company to the Depositary or its nominee, as the case may be, as the registered owner of a Global Security. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests and each of them may act or refrain from acting without liability on any information provided by the Depositary. The Company expects that the Depositary, upon receipt of any payment of principal or interest in respect of a Global Security, will credit immediately the accounts of the participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a Global Security as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in a Global Security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

  Unless otherwise specified in the applicable Pricing Supplement, a Note will be issued initially as a Book-Entry Note. Except as set forth in this paragraph, Book-Entry Notes will only be issued in the form of Global Securities. If the Depositary is at any time unwilling or unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 calendar days, the Company will issue Notes in definitive form in exchange for all outstanding Global Securities. In addition, the Company (but not a Holder) may at any time determine not to have Notes represented by a Global Security and, in such event, will issue Notes in definitive form in exchange for all such Global Securities. In any such instance, an owner of a beneficial interest in the one or more Global Securities to be exchanged will be entitled to physical delivery in definitive form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof, except as otherwise specified in the applicable Pricing Supplement, and will be issued in registered form only, without coupons.

                            FOREIGN CURRENCY RISKS

  An investment in Notes that are denominated in a Specified Currency other than U.S. dollars, or the principal, premium and/or any interest of which are determined by reference to a currency or currency index or indices, entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on factors over which the Company has no control, such as economic and political events and/or the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. Depreciation of a Specified Currency other than U.S. dollars against the U.S. dollar could result in a decrease in the effective yield of such Note below its coupon rate, and in certain circumstances could result in a loss to the investor on a U.S. dollar basis.

  Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency for making payments with respect to a Note. There can be no assurance that exchange controls will not restrict or prohibit payments in any such currency or currency unit. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note would not be available to make payments when due. In that event, the Company will repay in U.S. dollars on the basis of the most recently available Exchange Rate. See "Description of the Notes--Payment of Principal and Interest."

  THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND PRICING SUPPLEMENT DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN A SPECIFIED CURRENCY OTHER THAN UNITED STATES DOLLARS, OR THE PRINCIPAL OF OR THE PREMIUM AND/OR ANY INTEREST ON WHICH ARE DETERMINED BY REFERENCE TO A CURRENCY OR CURRENCY INDEX OR INDICES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN A SPECIFIED CURRENCY OTHER THAN UNITED STATES DOLLARS, OR AS TO WHICH THE

PRINCIPAL, PREMIUM AND/OR ANY INTEREST IS DETERMINED BY REFERENCE TO A CURRENCY OR CURRENCY INDEX OR INDICES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

  Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. In addition, banks do not offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, payments on Notes made in a Specified Currency other than U.S. dollars will be made from an account with a bank located in the country issuing the Specified Currency (or, with respect to Notes denominated in ECU, in Brussels, Belgium). See "Description of the Notes--Payment of Principal and Interest."

  Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in a Specified Currency other than U.S. dollars or ECU will not be sold in, or to residents of, the country issuing the Specified Currency in which particular Notes are denominated. Except as set forth under "Certain United States Federal Income Tax Consequences," the information set forth in this Prospectus Supplement is directed to prospective purchasers who are U.S. residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal (and premium, if any) and any interest with respect to the Notes. Such persons should consult their own financial and legal advisors with regard to such matters.

  The Notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on the Notes were commenced in a court in the United States, it is likely that such court would grant judgment relating to the Notes only in U.S. dollars. It is not clear, however, whether in granting such judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. New York statutory law provides, however, that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain United States federal income tax considerations that may be relevant to a Holder of a Note. The summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals only with Holders that will hold Notes as capital assets, and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt entities, insurance companies or dealers in securities or currencies, persons that will hold Notes as a part of an integrated investment (including a "straddle") comprised of a Note and one or more other positions or persons that have a "functional currency" other than the U.S. dollar. Any special United States federal income tax considerations relevant to a particular issue of Notes, including any Currency Indexed Notes and Other Indexed Notes, will be provided in the applicable Pricing Supplement.

  Investors should consult their own tax advisors in determining the tax consequences to them of holding Notes, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

  As used herein, the term "United States holder" means a holder of a Note that is a U.S. citizen or resident or a U.S. domestic corporation or that otherwise is subject to United States federal income taxation on a net income basis in respect of the Note.

UNITED STATES HOLDERS

 Payments of Interest

  Payments of "qualified stated interest" (as defined under "Original Issue Discount" below in this section) on a Note will be taxable to a United States holder as ordinary interest income at the time that such payments are accrued or are received (in accordance with the United States holder's method of tax accounting). If such payments of interest are made with respect to a Note denominated in a Specified Currency other than the U.S. dollar (a "Foreign Currency Note"), the amount of interest income realized by a United States holder that uses the cash method of tax accounting will be the U.S. dollar value of the Specified Currency payment based on the exchange rate in effect on the date of receipt regardless of whether the payment in fact is converted into U.S. dollars. A United States holder that uses the accrual method of accounting for tax purposes will accrue interest income on the Note in the relevant foreign currency and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within the United States holder's taxable year), or, at the accrual basis United States holder's election, at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if such date is within five business days of the last day of the accrual period. A United States holder that makes such election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service (the "IRS"). A United States holder that uses the accrual method of accounting for tax purposes will recognize foreign currency gain or loss, as the case may be, on the receipt of an interest payment made with respect to a Foreign Currency Note if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss but generally will not be treated as an adjustment to interest income received on the Note.

 Purchase, Sale and Retirement of Notes

  A United States holder's tax basis in a Note generally will equal the cost of such Note to such holder, increased by any amounts includible in income by the holder as original issue discount and market discount and reduced by any amortized premium (each as described below) and any payments other than payments of qualified stated interest made on such Note. In the case of a Foreign Currency Note, the cost of such Note to a United States holder will be the U.S. dollar value of the foreign currency purchase price on the date of purchase. In the case of a Foreign Currency Note that is traded on an established securities market, a cash basis United States holder (and, if it so elects, an accrual basis United States holder) will determine the U.S. dollar value of the cost of such Note by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The amount of any subsequent adjustments to a United States holder's tax basis in a Note in respect of original issue discount, market discount and premium denominated in a Specified Currency will be determined in the manner described under "Original Issue Discount" and "Premium and Market Discount" below in this section. The conversion of U.S. dollars to a Specified Currency and the immediate use of the Specified Currency to purchase a Foreign Currency Note generally will not result in taxable gain or loss for a United States holder.

  Upon the sale, exchange or retirement of a Note, a United States holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued qualified stated interest, which will be taxable as such) and the United States holder's tax basis in such Note. If a United States holder receives a currency other than the U.S. dollar in respect of the sale, exchange or retirement of a Note, the amount realized will be the U.S. dollar value of the Specified Currency received calculated at the exchange rate in effect on the date the instrument is disposed of or retired. In the case of a Foreign Currency Note that is traded on an established securities market, a cash basis United States holder, and if it so elects, an accrual basis United States holder will determine the U.S. dollar value of the amount realized by translating such amount at the spot rate on the settlement date of the sale. The election available to accrual basis United States holders in respect of the purchase and sale of Foreign Currency Notes traded on an established securities market, discussed above, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS.

  Except as discussed below with respect to market discount, Short-Term Notes (as defined below) and foreign currency gain or loss, gain or loss recognized by a United States holder will generally be a long term capital gain or loss if the United States holder has held the Note for more than one year at the time of disposition. The distinction between capital gain or loss and ordinary income or loss is important for purposes of the limitations on a United States holder's ability to offset capital losses against ordinary income and because United States holders that are individuals may be entitled to a preferential tax rate on long-term capital gains. In particular, the Taxpayer Relief Act of 1997 further reduces tax rates on capital gains recognized by individuals in respect of assets held for more than 18 months. United States holders are advised to consult with their own tax advisers as to the consequences of the Taxpayer Relief Act of 1997 in their particular circumstances.

  Gain or loss recognized by a United States holder on the sale, exchange or retirement of a Foreign Currency Note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held such Note. This foreign currency gain or loss will not be treated as an adjustment to interest income received on the Note.

 Original Issue Discount

  United States holders of OID Notes generally will be subject to the special tax accounting rules for obligations issued with original issue discount ("OID") provided by the Internal Revenue Code of 1986, as amended (the "Code"), and certain regulations promulgated thereunder (the "OID Regulations"). United States holders of such Notes should be aware that, as described in greater detail below, they generally must include OID in ordinary gross income for United States federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income.

  As used herein, "OID Note" means (a) a Note that has a stated redemption price at maturity that exceeds the first price at which a substantial amount of the Notes having the same issue date and otherwise identical terms as such Note are sold for money (other than to an underwriter, placement agent or wholesaler) (its "issue price") by at least 0.25% of such stated redemption price at maturity multiplied by the number of full years from the issue date to the maturity date of such Note; and (b) any other Note designated by the Company in the applicable Pricing Supplement as issued with original issue discount for United States federal income tax purposes. For this purpose, the "stated redemption price at maturity" of a Note is the total of all payments to be made in respect of the Note other than payments of "qualified stated interest" (as defined below).

  In general, each United States holder of an OID Note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the "daily portions" of OID on the Note for all days during the taxable year that the United States holder owns the Note. The daily portions of OID on an OID Note are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. Accrual periods may be any length and may vary in length over the term of an OID Note, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. In the case of an initial Holder, the amount of OID on an OID Note allocable to each accrual period is determined by (a) multiplying the "adjusted issue price" (as defined below) of the OID Note at the beginning of the accrual period by the yield to maturity of such OID Note (appropriately adjusted to reflect the length of the accrual period) and (b) subtracting from that product the amount (if any) of qualified stated interest (as defined below) allocable to that accrual period. The yield to maturity of a Note is the discount rate that causes the present value of all payments on the Note as of its original issue date to equal the issue price of such Note. The "adjusted issue price" of an OID Note at the beginning of any accrual period will generally be the sum of its issue price (generally including accrued interest, if any) and the amount of OID allocable to all prior accrual periods, reduced by the amount of all payments other than payments of qualified stated interest (if any) made with respect to such Note in all prior accrual periods. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the entire term of an OID Note at a single fixed rate of interest or, subject to certain conditions, based on one or more interest indices. In the case of an OID Note that is a Floating Rate Note, both the "yield to maturity" and "qualified stated interest" will generally be determined for these purposes as though the OID Note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to the interest payments on the Note on its date of issue or, in the case of certain Floating Rate Notes, the rate that reflects the yield that is reasonably expected for the Note. (Additional rules may apply if interest on a Floating Rate Note is based on more than one interest index.) As a result of this "constant yield" method of including OID in income, the amounts includible in income by a United States holder in respect of an OID Note denominated in U.S. dollars generally are lesser in the early years and greater in the later years than the amounts that would be includible on a straight-line basis.

  A United States holder generally may make an irrevocable election to include in its income its entire return on a Note (i.e., the excess of all remaining payments to be received on the Note, including payments of qualified stated interest, over the amount paid by such United States holder for such Note) under the constant-yield method described above. For Notes purchased at a premium or bearing market discount in the hands of the United States holder, the United States holder making such election will also be deemed to have made the election (discussed in "Premium and Market Discount" below in this section) to amortize premium or to accrue market discount in income currently on a constant-yield basis.

  In the case of an OID Note that is also a Foreign Currency Note, a United States holder should determine the U.S. dollar amount includible in income as OID for each accrual period by (a) calculating the amount of OID allocable to each accrual period in the Specified Currency using the constant-yield method described above, and (b) translating the amount of the Specified Currency so derived at the average exchange rate in effect during that accrual period (or portion thereof within a United States holder's taxable year) or, at the United States holder's election (as described above under "Payments of Interest" in this section), at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if such date is within five business days of the last day of the accrual period. Because exchange rates may fluctuate, a United States holder of an OID Note that is also a Foreign Currency Note may recognize a different amount of OID income in each accrual period than would the holder of an otherwise similar OID Note denominated in U.S. dollars. All payments on an OID Note (other than payments of qualified stated interest) will generally be viewed first as payments of previously-accrued OID (to the extent thereof), with payments attributed first to the earliest-accrued OID, and then as payments of principal. Upon the receipt of an amount attributable to OID (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the OID Note), a United States holder will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the OID Note, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).

  A subsequent United States holder of an OID Note that purchases the Note at a cost less than its remaining redemption amount (as defined below), or an initial United States holder that purchases an OID Note at a price other than the Note's issue price, also generally will be required to include in gross income the daily portions of OID, calculated as described above. However, if the United States holder acquires the OID Note at a price greater than its adjusted issue price, such holder may reduce its periodic inclusions of OID income to reflect the premium paid over the adjusted issue price. The "remaining redemption amount" for a Note is the total of all future payments to be made on the Note other than payments of qualified stated interest.

  Certain of the Notes may be subject to special redemption, repayment or interest rate reset features, as indicated in the applicable Pricing Supplement. Notes containing such features, in particular OID Notes, may be subject to special rules that differ from the general rules discussed above. Purchasers of Notes with such features should carefully examine the applicable Pricing Supplement and should consult their own tax advisors with respect to such Notes since the tax consequences with respect to such features, and especially with respect to OID, will depend, in part, on the particular terms of the purchased Notes.

 Premium and Market Discount

  A United States holder of a Note that purchases the Note at a cost greater than its remaining redemption amount (as defined in the second preceding paragraph) will be considered to have purchased the Note at a premium, and may elect to amortize such premium (as an offset to interest income), using a constant-yield method, over the remaining term of the Note. Such election, once made, generally applies to all bonds held or subsequently acquired by the United States holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A United States holder that elects to amortize such premium must reduce its tax basis in a Note by the amount of the premium amortized during its holding period. OID Notes purchased at a premium will not be subject to the OID rules described above. In the case of premium in respect of a Foreign Currency Note, a United States holder should calculate the amortization of such premium in the Specified Currency. Amortization deductions attributable to a period reduce interest payments in respect of that period and therefore are translated into U.S. dollars at the exchange rate used by the United States holder for such interest payments. Exchange gain or loss will be realized with respect to amortized bond premium on such a Note based on the difference between the exchange rate on the date or dates such premium is recovered through interest payments on the Note and the exchange rate on the date on which the United States holder acquired the Note. With respect to a United States holder that does not elect to amortize bond premium, the amount of bond premium will be included in the United States holder's tax basis when the Note matures or is disposed of by the United States holder. Therefore, a United States holder that does not elect to amortize such premium and that holds the Note to maturity generally will be required to treat the premium as capital loss when the Note matures.

  If a United States holder of a Note purchases the Note at a price that is lower than its remaining redemption amount, or in the case of an OID Note, its adjusted issue price, by at least 0.25% of its remaining redemption amount multiplied by the number of remaining whole years to maturity, the Note will be considered to have "market discount" in the hands of such United States holder. In such case, gain realized by the United States holder on the disposition of the Note generally will be treated as ordinary income to the extent of the market discount that accrued on the Note while held by such United States holder. In addition, the United States holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the Note. In general terms, market discount on a Note will be treated as accruing ratably over the term of such Note, or, at the election of the Holder, under a constant yield method. Market discount on a Foreign Currency Note will be accrued by a United States holder in the Specified Currency. The amount includible in income by a United States holder in respect of such accrued market discount will be the U.S. dollar value of the amount accrued, generally calculated at the exchange rate in effect on the date that the Note is disposed of by the United States holder.

  A United States holder may elect to include market discount in income on a current basis as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of a Note as ordinary income. If a United States holder elects to include market discount on a current basis, the interest deduction deferral rule described above will not apply. Any accrued market discount on a Foreign Currency Note that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the United States holder's taxable year). Any such election, if made, applies to all market discount bonds acquired by the taxpayer on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS.

 Short-Term Notes

  The rules set forth above also will generally apply to Notes having maturities of not more than one year ("Short-Term Notes"), but with certain modifications.

  First, the OID Regulations treat none of the interest on a Short-Term Note as qualified stated interest (but instead treat such interest payments as part of the Short-Term Note's stated redemption price at maturity, thereby giving rise to OID). Thus, all Short-Term Notes will be OID Notes. OID will be treated as accruing on a Short-Term Note ratably, or at the election of a United States holder, under a constant yield method.

  Second, a United States holder of a Short-Term Note that uses the cash method of tax accounting and is not a bank, securities dealer, regulated investment company or common trust fund, and does not identify the Short-Term Note as part of a hedging transaction, will generally not be required to include OID in income on a current basis. Such a United States holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such Note until the maturity date of the Note or its earlier disposition in a taxable transaction. In addition, such a United States holder will be required to treat any gain realized on a sale, exchange or retirement of the Note as ordinary income to the extent such gain does not exceed the OID accrued with respect to the Note during the period the United States holder held the Note. Notwithstanding the foregoing, a cash basis United States holder of a Short-Term Note may elect to accrue original issue discount into income on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A United States holder using the accrual method of tax accounting and certain cash basis United States holders (including banks, securities dealers, regulated investment companies and common trust funds) generally will be required to include original issue discount on a Short-Term Note in income on a current basis.

  Third, any United States holder (whether cash or accrual basis) of a Short-Term Note can elect to accrue the "acquisition discount," if any, with respect to the Note on a current basis. If such an election is made, the OID rules will not apply to the Note. Acquisition discount is the excess of the remaining redemption amount of the Note at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the United States holder, under a constant-yield method based on daily compounding.

  Finally, the market discount rules will not apply to a Short-Term Note.

  As described above, certain of the Notes may be subject to special redemption features. These features may affect the determination of whether a Note has a maturity of not more than one year and thus is a Short-Term Note. Purchasers of Notes with such features should carefully examine the applicable Pricing Supplement and should consult their own tax advisors with respect to such features.

 Indexed Notes and Other Notes Providing for Contingent Payments

  On June 11, 1996, the IRS released final regulations (the "Contingent Payment Regulations") governing the tax treatment of debt obligations that provide for contingent payments ("contingent debt obligations"). The Contingent Payment Regulations generally require accrual of interest income on a constant-yield basis in respect of a contingent debt obligation at a yield determined at the time of issuance of the obligation, and may require adjustments to such accruals when any contingent payments are made. A detailed description of the tax considerations relevant to United States holders of any contingent debt obligations will be provided in the applicable Pricing Supplement.

 Information Reporting and Backup Withholding

  The Trustee will be required to file information returns with the IRS with respect to payments made to certain United States holders of Notes. In addition, certain United States holders may be subject to a 31 percent backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the Trustee.

NON-UNITED STATES PERSONS

  Under current United States federal income and estate tax law: (a) payment on a Note by the Company to a Holder who is not a United States person, as defined below (a "non-United States person") will not be subject to withholding of United States federal income tax, provided that, with respect to payments of interest on a note having a maturity when issued greater than 183 days, (i) the Holder does not actually or constructively own 10 percent or more of the combined voting power of all classes of stock of the Company and is not a controlled foreign corporation related to the Company through stock ownership and (ii) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States person in compliance with applicable requirements (or, with respect to payments made after December 31, 1998, satisfies certain documentary evidence requirements for establishing that it is a non-United States person); (b) a non-United States person will not be subject to United States federal income tax on gain realized on the sale, exchange or redemption of the Note unless (i) such gain is effectively connected with the conduct by the Holder of a trade or business in the United States or (ii) in the case of gain realized by an individual Holder, the Holder is present in the United States for 183 days or more in the taxable year of the sale and either (A) such gain or income is attributable to an office or other fixed place of business maintained in the United States by such Holder or (B) such Holder has a tax home in the United States; and (c) a Note will not be subject to United States federal estate tax as a result of the death of a Holder who is not a citizen or resident of the United States at the time of death, provided that such Holder did not at the time of death actually or constructively own 10 percent or more of the combined voting power of all classes of stock of the Company and, at the time of such Holder's death, payments of interest on such Note would not have been effectively connected with the conduct by such Holder of a trade or business in the United States.

  United States information reporting requirements and backup withholding tax will not apply to payments on a Note if the beneficial owner certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of a foreign "broker" (as defined in applicable Treasury regulations), provided that such broker (i) derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States, (ii) is not a controlled foreign corporation for United States federal income tax purposes, and (iii) with respect to payments made after December 31, 1998, a foreign partnership that, at any time during its taxable year, is 50% or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business. Payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of any other broker will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a non-United States person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of a sale of a Note by the U.S. office of a broker will be subject to information reporting requirements and backup withholding tax unless the beneficial owner certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

  With respect to payments made after December 31, 1998, for purposes of applying the rules set forth in the two preceding paragraphs to an entity that is treated as fiscally transparent (e.g., a partnership) for U.S. federal income tax purposes, the beneficial owner means each of the ultimate beneficial owners of the entity.

  As used herein, the term "United States person" means a person who is a citizen or resident of the United States, or that is a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more United States persons have the authority to control all of the trust's substantial decisions, and the term "United States" means the United States of America (including the States and the District of Columbia).

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

  The Notes are being offered on a continuing basis by the Company through the Agents, each of which has agreed to use its reasonable best efforts to solicit purchases of the Notes. The Company also may sell Notes to any Agent as principal, at a discount from their principal amount to be agreed upon at the time of sale or at or above 100% of their principal amount, for resale to one or more investors and other purchasers at varying prices to be determined by such Agent at the time of resale, which may be greater or less than the purchase price for such Notes paid by the Agent. The Company may also sell Notes through any Agent at a discount from their principal amount to be agreed upon at the time of sale or at or above 100% of their principal amount to investors and to other purchasers other than the Agents; if the Company grants any discounts or pays any commission to such other purchasers, such discount or commission will be disclosed in the applicable Pricing Supplement. The Company reserves the right to sell Notes directly on its own behalf. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Notes received by it in whole or in part. The Company will pay each Agent a commission, in the form of a discount, ranging from 0.125% to 0.750% of the Price to Public of Notes, depending upon maturity, sold through such Agent. The Company also may pay fees and other amounts to an Agent or an affiliate of an Agent in connection with certain transactions entered into by the Company in connection with certain issuances of the Notes. Such amount might exceed the Agent's discount referred to above.

  The Notes are a new issue of securities with no established trading market. The Company has been advised by the Agents that they currently intend to make a market in the Notes, although the Agents are not obligated to do so and may discontinue such market making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or the trading market for, the Notes.

  In order to facilitate an offering of Notes, the Agents in respect of such Notes may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes during and after such offering. Specifically, the Agents may over-allot or otherwise create a short position in the Notes for their own account by selling more Notes than have been sold to them by the Company. The Agents may elect to cover any such short position by purchasing Notes in the open market. In addition, the Agents may stabilize or maintain the price of the Notes by bidding for or purchasing Notes in the open market and may impose penalty bids, under which selling concessions allowed to other broker-dealers participating in such offering are reclaimed if Notes previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Notes at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Notes to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

  Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes will be required to be made in funds immediately available in The City of New York.

  Notes also may be sold through an Agent to dealers at the applicable issue price set forth on the applicable Pricing Supplement. The Agents and any such dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act. The Company has agreed to reimburse the Agents for certain expenses.

  In the ordinary course of their respective businesses, certain of the Agents and their affiliates have provided, and may in the future provide, investment banking services to the Company and certain of its affiliates.

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 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

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                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Description of the Notes...................................................  S-3
Foreign Currency Risks..................................................... S-18
Certain United States Federal Income Tax Considerations.................... S-19
Supplemental Plan of Distribution.......................................... S-26

                                  PROSPECTUS

Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
The Company................................................................    3
Use of Proceeds............................................................    3
Ratios of Earnings to Fixed Charges........................................    3
Description of Debt Securities.............................................    4
Plan of Distribution.......................................................   11
Experts....................................................................   12
Legal Opinions.............................................................   12

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                                 $150,000,000

                               TANDY CORPORATION

                          MEDIUM-TERM NOTES, SERIES B

                                ---------------

                             PROSPECTUS SUPPLEMENT

                                ---------------

                           BEAR, STEARNS & CO. INC.

                        BANCAMERICA ROBERTSON STEPHENS
                           CITICORP SECURITIES, INC.
                              MERRILL LYNCH & CO.
                             SALOMON BROTHERS INC

                               November 4, 1997

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